Exhibit 99.1

Liberty Global to Hold Annual General Meeting of Shareholders

Denver, Colorado - June 24, 2014:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) will be holding its 2014 Annual General Meeting of Shareholders on June 26, 2014 at 3:00 p.m. BST (10:00 a.m. Eastern time) at The May Fair Hotel, Stratton Street, London W1J 8LT. The meeting will be webcast live at www.libertyglobal.com. We intend to archive the webcast under the investor relations section of our website for approximately 30 days. In addition, the meeting will be available via teleconference:

Domestic:        866.543.6403
International:        617.213.8896
United Kingdom:    080.8234.7616
Passcode:        92211583

Please dial in to the teleconference 15 minutes prior to the start of the meeting. Following the meeting, a question and answer session will take place. Participants in attendance will be able to ask questions and the broadcast will be available via webcast and teleconference. Liberty Global may make observations concerning its historical operating performance and outlook.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 25 million customers subscribing to 49 million television, broadband internet and telephony services at March 31, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Marcus Smith	+44 20.7190.6374
Oskar Nooij	+1 303.220.4218	Bert Holtkamp	+31 20.778.9800
John Rea	+1 303.220.4238	Hanne Wolf	+1 303.220.6678